Troutman Pepper Hamilton Sanders LLP 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308 troutman.com

August 24, 2022

Valued Advisers Trust
225 Pictoria Dr., Suite 450
Cincinnati, OH 45246

Re:	Valued Advisers Trust – Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Valued Advisers Trust, a statutory trust formed under the laws of the State of Delaware (the “Trust”), in connection with the proposed reorganization of Marathon Value Portfolio, a series of shares of Northern Lights Fund Trust III, and of Green Owl Intrinsic Value Fund, a series of shares of the Trust, into Kovitz Core Equity ETF, a series of shares of the Trust, pursuant to an Agreement and Plan of Reorganization (the “Reorganization Agreement”). The aforementioned proposed transaction is referred to herein as the “Reorganization.”

This opinion relates to the Trust’s shares of beneficial interest with no par value (collectively, the “Shares”) to be issued by Kovitz Core Equity ETF in the Reorganization, and is furnished in connection with filing with the Securities and Exchange Commission (“SEC”) of the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Amended and Restated Agreement and Declaration of Trust and By-Laws of the Trust, and the actions of the Trust that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance by the Trust; and when issued and sold in accordance with the Amended and Restated Agreement and Declaration of Trust and By-laws of the Trust and for the

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consideration described in the Registration Statement, the Shares that Kovitz Core Equity ETF issues pursuant to the Reorganization Agreement will be validly issued, fully paid and non-assessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ TROUTMAN PEPPER HAMILTON SANDERS LLP
Troutman Pepper Hamilton Sanders LLP

cc:	Mr. Matthew J. Miller, President